Exhibit 99
              EXECUTIVE OFFICES:
         5935 Carnegie Boulevard  (Glenayre logo appears here)
             Charlotte, NC 28209
             Tel: (704) 553-0038
             Fax: (704) 553-7878


NEWS RELEASE                                   CONTACT:  STAN CIEPCIELINSKI, CFO
                                                                  (704) 553-0038


                     GLENAYRE TECHNOLOGIES COMPLETES MERGER
                            WITH WIRELESS ACCESS INC.

CHARLOTTE, N.C., NOV. 6, 1997 -- GLENAYRE TECHNOLOGIES INC. (NASDAQ: GEMS) TODAY ANNOUNCED COMPLETION OF THE MERGER OF WIRELESS ACCESS INC. WITH GLENAYRE. THE MERGER, WHICH REQUIRED THE APPROVAL OF WIRELESS ACCESS SHAREHOLDERS, WAS INITIALLY ANNOUNCED IN SEPTEMBER 1997.

THROUGH THE MERGER, WIRELESS ACCESS SHAREHOLDERS RECEIVED APPROXIMATELY $82 MILLION CASH. WIRELESS ACCESS OPTIONHOLDERS ALSO RECEIVED OPTIONS TO PURCHASE APPROXIMATELY 1.3 MILLION SHARES OF GLENAYRE COMMON STOCK. THE TRANSACTION WILL BE ACCOUNTED FOR UNDER THE PURCHASE METHOD OF ACCOUNTING AND WILL RESULT IN A ONE-TIME PRETAX CHARGE IN THE FOURTH QUARTER OF FISCAL YEAR 1997 RELATED TO THE WRITE-OFF OF PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT. FOLLOWING THE TRANSACTION, FORMER WIRELESS ACCESS OPTIONHOLDERS WILL HAVE OPTIONS TO ACQUIRE APPROXIMATELY 2% OF GLENAYRE COMMON STOCK ON A FULLY-DILUTED BASIS.

WIRELESS ACCESS, LOCATED IN SANTA CLARA, CALIF., WILL FUNCTION UNDER CURRENT OPERATING MANAGEMENT AS A WHOLLY-OWNED SUBSIDIARY OF GLENAYRE.

COMMENTING ON THE MERGER, GARY SMITH, PRESIDENT AND CEO OF GLENAYRE, STATED, "WITH THE ADDITION OF WIRELESS ACCESS'S EXPERTISE IN ADVANCED PAGERS AND INTEGRATED CIRCUIT DESIGN, GLENAYRE IS UNIQUELY POSITIONED TO OFFER SOME OF THE MOST ADVANCED, COMPLETE PAGING SYSTEMS AVAILABLE. WE ARE VERY ENTHUSIASTIC ABOUT THE EXPANDING MARKET OPPORTUNITIES FOR ALL GLENAYRE PRODUCTS, AND WELCOME THE WIRELESS ACCESS STAFF TO GLENAYRE."

                                    - MORE -


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GLENAYRE/WIRELESS ACCESS MERGER
ADD-1


GREG REYES, PRESIDENT OF WIRELESS ACCESS, STATED, "WE ARE PROUD THAT WIRELESS ACCESS PRODUCTS ARE NOW AN IMPORTANT PART OF GLENAYRE'S PRODUCT LINE. THROUGH GLENAYRE'S WORLDWIDE PRESENCE, WE ANTICIPATE SUBSTANTIAL OPPORTUNITIES TO EXPAND OUR MARKETS, PARTICULARLY AS DEMAND FOR ADVANCED ALPHANUMERIC AND TWO-WAY PAGING SYSTEMS INCREASES GLOBALLY."


WIRELESS ACCESS DEVELOPS AND MARKETS ADVANCED TWO-WAY PAGERS. WIRELESS ACCESS PROVIDES GLENAYRE WITH SIGNIFICANT NEW GROWTH OPPORTUNITIES IN THE RAPIDLY EXPANDING WORLDWIDE ARENA OF TWO-WAY PAGING, WITH LICENSING FOR MOTOROLA'S FAMILY OF HIGH-SPEED PROTOCOLS, INCLUDING REFLEX 25, REFLEX 50 AND INFLEXION VOICE.

GLENAYRE TECHNOLOGIES INC. IS A WORLDWIDE PROVIDER OF TELECOMMUNICATIONS INFRASTRUCTURE PRODUCTS AND SYSTEMS SERVING THE PAGING, CELLULAR, PCS, TELCO, VOICE PROCESSING, AND POINT-TO-POINT WIRELESS SERVICE PROVIDER MARKETS. GLENAYRE'S NET SALES EXCEEDED $390 MILLION IN 1996 AND THE COMPANY EMPLOYS APPROXIMATELY 2,400 PEOPLE WORLDWIDE.


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